PROSPECTUS                 Pricing Supplement No. 2559
Dated January 10, 1995     Dated October 10, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  October 10, 1995

Settlement Date (Original Issue Date):  October 13, 1995

Maturity Date:  October 16, 1996

Principal Amount (in Specified Currency): US$50,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.075%

Net Proceeds to Issuer:  US$49,962,500

Interest Rate Per Annum:  5.715%

Interest Payment Date(s):

  __  March 15 and September 15 of each year
  X   Other: April 16, 1996 and October 16, 1996

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2559
                       Dated October 10, 1995
                       Rule 424(b)(3)-Registration Statement
                           No. 33-55209



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Plan of Distribution:

  The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.075% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.